Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 28, 2014 with respect to the consolidated financial statements included in the Annual Report of Cryo-Cell International, Inc. and subsidiaries on Form 10-K for the year ended November 30, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statements of Cryo-Cell International, Inc. and subsidiaries on Forms S-8 (File No. 333-92991, effective December 17, 1999, File No. 333-65418, effective July 19, 2001, and File No. 333-178768, effective December 27, 2011).

/s/ GRANT THORNTON LLP

Tampa, Florida

February 28, 2014